CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

2-Year Fully Principal Protected Auto Call Notes	$955,000.00	$102.19

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132747
(To Prospectus Dated March 27, 2006)

2-Year Fully Principal Protected Auto Call Notes
UBS AG $955,000 Auto Call Senior Notes due November 28, 2008
Linked To The 3-Month USD LIBOR Rate

Issuer:	UBS AG booked through its Jersey Branch
Issue Date:	November 30, 2006
Maturity Date:	November 28, 2008
Coupon:	We will not pay interest on the notes.
Auto Call Strike Level:	4.60%.
Observation Date:	The day that is 10 business days prior to each mandatory redemption date (including the maturity date).
Mandatory Redemption Payment at or Prior to Maturity:

Subsequent to the first observation date, if any, on which the 3-Month USD LIBOR Rate is equal to or lower than the auto call strike level, the notes will be redeemed on the immediately following mandatory redemption date at the corresponding redemption price set out below. If the notes are mandatorily redeemed, the per annum simple (non-compounded) rate of return on the notes will be 7.50%. However, if the 3-Month USD LIBOR Rate on all observation dates is higher than the auto call strike level, any notes outstanding at maturity will be redeemed at 100% of their principal amount and your rate of return on the notes will be zero.

	Mandatory Redemption Date	Redemption Price
		(% of the Principal Amount)
	February 28, 2007	101.875%
	May 30, 2007	103.750%
	August 30, 2007	105.625%
	November 30, 2007	107.500%
	February 29, 2008	109.375%
	May 30, 2008	111.250%
	August 29, 2008	113.125%
	November 28, 2008	115.000%
3-Month USD LIBOR Rate:	The offered rates (British Banker Association) for deposits in U.S. dollars for a period of three months commencing on the relevant date that appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on such date. See “Specific Terms of the Notes – Mandatory Early Redemption” for a description of how the 3-Month USD LIBOR Rate will be determined if the rate is not available on Moneyline Telerate page 3750 as described above.
Denominations:	$1,000 and integral multiples thereof.
Minimum Investment:	Minimum initial investment in the notes will be $10,000
Booking Branch:	UBS AG, acting through its Jersey Branch
Calculation Agent:	UBS AG, acting through its London Branch
CUSIP Number:	90261KND8

See “Risk Factors” beginning on page S-8 for risks related to an investment in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of UBS AG and are not FDIC insured.

The notes will not be listed on any U.S. stock exchange. As of the date of this prospectus supplement, there has not yet been established a market or market price for the notes. The Issuer expects to deliver the notes through the facilities of The Depository Trust Company on or about November 30, 2006 (the “Issue Date”).

	Price to Public	Underwriting Discount	Proceeds to UBS AG

Per Note	100%	1.25%	98.75%
Total	$955,000	$11,937.50	$943,062.50

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated November 22, 2006

Prospectus Supplement Summary

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries.

What are the Fully Principal Protected Auto Call Notes Linked to the 3-Month USD LIBOR Rate?

The Fully Principal Protected Auto Call Notes Linked to the 3-Month USD LIBOR Rate, which we refer to in this prospectus supplement as the notes, are medium-term senior notes issued by us, due November 28, 2008, whose return is linked to movements in the 3-Month USD LIBOR Rate. The notes are principal protected if held to maturity. Subsequent to the first observation date, if any, on which the 3-Month USD LIBOR Rate is equal to or lower than the auto call strike level, the notes will be redeemed on the immediately following mandatory redemption date at the corresponding redemption price set out below. Otherwise, any notes outstanding at maturity will be redeemed at 100% of their principal amount.

Mandatory Redemption Date	Redemption Price
(% of the Principal Amount)
February 28, 2007	101.875%
May 30, 2007	103.750%
August 30, 2007	105.625%
November 30, 2007	107.500%
February 29, 2008	109.375%
May 30, 2008	111.250%
August 29, 2008	113.125%
November 28, 2008	115.000%

➢	The “3-Month USD LIBOR” is the offered rate (British Banker Association) for deposits in U.S. dollars for a period of three months commencing on the relevant date that appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on such date. If the 3-Month USD LIBOR Rate cannot be determined on such date as described above, then the 3-Month USD LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the relevant date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on such date and in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR Rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR Rate for such date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m., in New York, New York, on such date, by three major banks selected by the Calculation Agent, beginning on such date and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR Rate will be determined by the Calculation Agent in its sole and absolute discretion.

For a description of “business day”, see “Specific Terms of the Notes–Modified Business Day” on page S-15.

The notes may be a suitable investment for you if:

➢	You are seeking an investment where redemption is linked to the 3-Month USD LIBOR Rate and you believe that the 3-Month USD LIBOR Rate will be lower than or equal to the auto call strike level on at least one observation date.

➢	You are willing to hold the notes to maturity, but are willing to have the notes automatically and mandatorily redeemed prior to maturity.

➢	You are comfortable holding notes where no interest is payable.

➢	You are comfortable holding notes with unpredictable return, which could result in your receiving no return on your notes for the term of your notes.

➢	You are comfortable holding notes that may be automatically and mandatorily redeemed by the issuer.

➢	You seek an investment with a return linked to the 3-Month USD LIBOR Rate.

The notes may not be a suitable investment for you if:

➢	You are not seeking an investment where redemption is linked to the 3-Month USD LIBOR Rate and you believe that the 3-Month USD LIBOR Rate will be higher than the auto call strike level on each observation date.

➢	You seek an investment for which there will be an active secondary market.

➢	You are uncomfortable holding notes where no interest is payable.

➢	You are unable or unwilling to hold the notes until maturity, and require the notes be automatically and mandatorily redeemed prior to maturity.

➢	You are uncomfortable holding notes with unpredictable return, which could result in your receiving no return on your notes for the term of your notes.

➢	You are uncomfortable investing in notes that may be automatically and mandatorily redeemed by the issuer prior to maturity.

What are some of the risks of the notes?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this prospectus supplement, beginning on page S-8.

➢	Unpredictable Rate of Return — The rate of return on your notes is dependent on whether the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on any observation date. If the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on any observation date, the per annum simple(non-compounded) rate of return on the notes will be 7.50%. Otherwise, the rate of return on any notesoutstanding at maturity will be zero.

➢	There may be little or no secondary market for the notes — We do not intend to list the notes on any stock exchange or automated quotation system, and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

What are some factors that affect a change in the 3-Month USD LIBOR Rate?

Factors that may affect the 3-Month USD LIBOR Rate include:

  supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three-month term;

  general economic, financial, political or regulatory conditions;

  monetary policies of the Board of Governors of the Federal Reserve System;

  changes in interest rates generally; and

  inflation and expectations concerning inflation.

What are the tax consequences of the notes?

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Assuming such treatment, regardless of your method of tax accounting, you generally will be required to accrue into income interest on the notes on a constant yield to maturity basis at a “comparable yield,” as determined by us, with the result that you will recognize taxable income while the notes are outstanding, although we will not make any payments to you prior to any mandatory redemption date (including the maturity date) of the notes. In addition, any gain recognized upon a sale, exchange or retirement of the notes will generally be treated as ordinary interest income for U.S. federal income tax purposes. See the section entitled “Certain United States Federal Income Tax Consequences” for additional discussion of the U.S. federal income tax treatment of the notes.

Please see the attached Prospectus for a discussion of certain Swiss tax considerations relating to the notes.

How will the redemption amount of the notes be determined?

On each observation date, the Calculation Agent will determine whether the notes will be redeemed at the corresponding redemption price as follows:

Step 1: Determine the 3-Month USD LIBOR Rate for the relevant observation date.

➢	The “3-Month USD LIBOR” is the offered rate (British Banker Association) for deposits in U.S. dollars for a period of three months commencing on the relevant date that appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on such date. If the 3-Month USD LIBOR Rate cannot be determined on such date as described above, then the 3-Month USD LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the relevant date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on such date and in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR Rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR Rate for such date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m., in New York, New York, on such date, by three major banks selected by the Calculation Agent, beginning on such date and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR Rate will be determined by the Calculation Agent in its sole and absolute discretion.

Step 2: Determine if the notes will be mandatorily redeemed.

➢	If on the relevant observation date the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level, the notes will be automatically redeemed on such mandatory redemption date.

Step 3: If the notes will be mandatorily redeemed, determine the redemption payment on the notes.

➢	If on the relevant observation date, the 3-Month USD LIBOR Rate is lower or equal to the auto call strike level, the redemption payment on the notes will be as follows.

Mandatory Redemption Date	Redemption Price
(% of the Principal Amount)
February 28, 2007	101.875%
May 30, 2007	103.750%
August 30, 2007	105.625%
November 30, 2007	107.500%
February 29, 2008	109.375%
May 30, 2008	111.250%
August 29, 2008	113.125%
November 28, 2008	115.000%

➢	If the 3-Month USD LIBOR Rate on all observation dates is higher than the auto call strike level, any notes outstanding at maturity will be redeemed at 100% of their principal amount (a 0% rate of return).

Hypothetical examples of how the redemption amount of the notes will be determined.

Assumptions:

Auto Call Strike Level:	4.60%

Mandatory Redemption Date:	Redemption Price
(% of the Principal Amount)
February 28, 2007	101.875%
May 30, 2007	103.750%
August 30, 2007	105.625%
November 30, 2007	107.500%
February 29, 2008	109.375%
May 30, 2008	111.250%
August 29, 2008	113.125%
November 28, 2008	115.000%

Example 1 – Mandatory Early Redemption at the end of Year 1

On the observation date immediately preceding November 30, 2007 (a mandatory redemption date), the 3-Month USD LIBOR Rate is 4.25% . Since the 3-Month USD LIBOR Rate is lower than 4.60% (the auto call strike level), the notes will be mandatorily redeemed on November 30, 2007. The redemption price will be equal to 107.50% of the principal amount of the notes, corresponding to a payment of $1,075 for each $1,000 principal amount of notes, a per annum simple (non-compounded) rate of return of 7.50%.

Example 2 – Mandatory Early Redemption at the end of Year 1 and 6 Months

On the observation date immediately preceding May 30, 2008 (a mandatory redemption date), the 3-Month USD LIBOR Rate is 4.00% . Since the 3-Month USD LIBOR Rate is lower than 4.60% (the auto call strike level), the notes will be mandatorily redeemed on May 30, 2008. The redemption price will be equal to 111.25% of the principal amount of the notes, corresponding to a payment of $1,112.50 for each $1,000 principal amount of notes, a per annum simple (non-compounded) rate of return of 7.50%.

Example 3 – No Mandatory Early Redemption

During the term of the notes, the 3-Month USD LIBOR Rate is above 4.60% (the auto call strike level) on each observation date. The notes will be mandatorily redeemed on the maturity date. The redemption price will be equal to 100% of the principal amount of the notes, corresponding to a payment of $1,000 for each $1,000 principal amount of notes, a per annum simple (non-compounded) rate of return of 0%.

Historical Information

We have included the following information about the historical behavior of the 3-Month USD LIBOR Rate for your reference. Past movements of the 3-Month USD LIBOR Rate are not indicative of future levels or the future behavior of such rate.

Source: Bloomberg Financial Systems

Risk Factors

The rate of return on your notes is linked to the decline in the 3-Month USD LIBOR Rate. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the notes.

The rate of return of the notes is uncertain and could be zero.

The rate of return on your notes is uncertain and dependent on whether the 3-Month USD LIBOR Rate is lower than or equal to 4.60%, the auto call strike level, on any observation date. If the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on any observation date, the per annum simple (non-compounded) rate of return on the notes will be 7.50% . The rate of return on your notes will be zero if the 3-Month USD LIBOR Rate is above the auto call strike level on each observation date, even if the 3-Month USD LIBOR Rate is less than or equal to the auto call strike level on some or all other days during the term of the notes.

Your per annum simple (non-compounded) rate of return is limited to 7.50%.

The return potential of the notes is limited to a per annum simple (non-compounded) rate of return of 7.50%, regardless of the amount by which the 3-Month USD LIBOR Rate fluctuates. In addition, since the notes could be mandatorily redeemed as early as February 28, 2007, the first quarterly mandatory redemption date, the term of your investment could be as short as three months and the total rate of return on the notes would be 1.875% .

The return of your notes is dependent on the 3-Month USD LIBOR Rate on eight observation dates.

The rate of return on your notes is dependent on whether the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on one of the eight quarterly observation dates. If the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on any observation date, the notes will be automatically and mandatorily redeemed and provide a per annum simple (non-compounded) rate of return of 7.50% . However, if the 3-Month USD LIBOR Rate is above the auto call strike level on each of the eight quarterly observation dates, the rate of return on the notes will be zero, even if the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on some or all other days.

Historical performance of the 3-Month USD LIBOR Rate should not be taken as an indication of the future performance of the 3-Month USD LIBOR Rate during the term of the notes.

It is impossible to predict whether the 3-Month USD LIBOR Rate will rise or fall. The 3-Month USD LIBOR Rate will be influenced by complex and interrelated political, economic, financial and other factors, and therefore historical performance of the 3-Month USD LIBOR Rate should not be taken as an indication of the future performance of the 3-Month USD LIBOR Rate during the term of the notes. Factors that may influence the 3-Month USD LIBOR Rate include:

➢	supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a three-month term;

➢	general economic, financial, political or regulatory conditions;

➢	changes in interest rates generally;

➢	monetary policies of the Board of Governors of the Federal Reserve System; and

➢	inflation and expectations concerning inflation.

The market value of the notes may be influenced by unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the date when the Calculation Agent will determine your payment upon redemption or at maturity. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that generally the 3-Month USD

Risk Factors

LIBOR Rate on any day and expectations about future levels and volatility of the 3-Month USD LIBOR Rate will affect the market value of the notes more than any other factor. The market value of the notes may be impaired if the 3-Month USD LIBOR Rate is substantially higher than the auto call strike level. Other factors that may influence the market value of the notes include:

➢	supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

➢	general economic, financial, political or regulatory conditions;

➢	interest rates in the market generally;

➢	the time remaining to maturity; and

➢	the creditworthiness and credit ratings of UBS.

Market factors may influence whether the notes are mandatorily redeemed prior to their scheduled maturity.

The notes will be automatically redeemed prior to their maturity date if the 3-Month USD LIBOR Rate is equal to or lower than the auto call strike level on the relevant mandatory redemption date. If the notes are redeemed prior to their maturity date, you may be unable to invest in securities with similar risk and yield as the notes. Your ability to realize market value appreciation and any interest may be limited by an early redemption of the notes prior to their scheduled maturity.

Sales in the secondary market may result in significant losses.

Your principal will be fully protected only if your notes are redeemed early or you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not be entitled to principal protection or any minimum total return on the portion of your notes sold. You therefore should be willing to hold your notes to maturity, unless they are subject to an early redemption.

There may not be an active trading market in the notes.

There may be no secondary market for the notes. We do not intend to list the notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or result in trading of notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time. The prices that we may offer for the notes will be discounted to reflect our costs and, among other things, changes of and volatility in interest rates in the market. Other factors that may influence the market value of the notes include, but are not limited to supply and demand for the notes, our creditworthiness and the time remaining to the maturity of the notes. These factors, among others, may influence the price you will receive if you redeem or sell your notes prior to the maturity date.

Trading by UBS AG or its affiliates in the London interbank market may impair the value of the notes.

We and our affiliates are active participants in the London interbank market for U.S. dollar deposits as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to U.S. dollar deposits in the London interbank market. In addition, as described below under “Use of Proceeds and Hedging” on page S-17, we or one or more of our affiliates may hedge our exposure under the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the 3-Month USD LIBOR Rate and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

Risk Factors

Our business activities may create conflicts of interest.

Our trading activities related to U.S. dollar deposits in the London interbank market may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

We may have conflicts of interests arising from our relationships with the Calculation Agent.

You should be aware that UBS AG, acting through its London Branch, in its capacity as Calculation Agent for the notes, is under no obligation to take your interests into consideration in determining the 3-Month USD LIBOR Rate and is only required to act in good faith and in a commercially reasonable manner. UBS AG, London Branch, will, among other things, also determine the redemption payment to be made on the notes. Because these determinations by the Calculation Agent will affect the interest, redemption payment and the payment at maturity on the notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.

Our writing of research reports on interest rates may create conflicts of interest between you and us.

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the 3-Month USD LIBOR Rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

The notes are not insured by the FDIC.

The notes are not deposit liabilities of UBS and neither the notes nor your investment in the notes is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The amount we will pay you to redeem your notes if we are required to pay additional amounts in respect of tax withholding is uncertain.

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions. Such redemption price would take into consideration the net present value of expected future payments on the notes.

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Under such treatment, if you are a U.S. taxable investor, you will be required to accrue as ordinary income amounts based on the “comparable yield” of the notes, as determined by us, with the result that you will recognize taxable income while the notes are outstanding, although we will not make any payments to you prior to any mandatory redemption date (including the maturity date) of the notes. In addition, any gain recognized upon a sale, exchange

Risk Factors

or retirement of the notes generally will be treated as ordinary interest income for U.S. federal income tax purposes. You should review carefully the section of this pricing supplement entitled “Certain United States Federal Income Tax Consequences.”

Value of the Notes

At maturity. Notes outstanding at maturity will be redeemed at 115% of their principal amount if the 3-Month USD LIBOR Rate is lower than or equal to the auto call strike level on the observation date immediately preceding the maturity date (the final observation date), and at 100% of their principal amount otherwise.

Prior to maturity. The notes will not provide any return prior to maturity except in the case of a mandatory redemption resulting from the 3-Month USD LIBOR Rate being lower than or equal to the auto call strike level on any observation date. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that generally the 3-Month USD LIBOR Rate on any day and expectations about future levels and volatility of the 3-Month USD LIBOR Rate will affect the market value of the notes more than any other factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. and other market makers, the time remaining to maturity and the creditworthiness of UBS. See “Risk Factors” beginning on page S-8 for a discussion of the factors that may influence the market value of the notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of debt securities entitled “medium-term notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all medium-term notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

Coupon

We will not pay you interest during the term of the notes.

Denomination

The denomination of the notes will be $1,000 and integral multiples thereof. The minimum initial investment in the notes will be $10,000.

Mandatory Redemption at or Prior to Maturity

Subsequent to the first observation date, if any, on which the 3-Month USD LIBOR Rate is equal to or lower than the auto call strike level, the notes will be redeemed on the immediately following mandatory redemption date at the corresponding redemption price set out below. Otherwise, any notes outstanding at maturity will be redeemed at 100% of their principal amount.

Mandatory Redemption Date	Redemption Price
(% of the Principal Amount)
February 28, 2007	101.875%
May 30, 2007	103.750%
August 30, 2007	105.625%
November 30, 2007	107.500%
February 29, 2008	109.375%
May 30, 2008	111.250%
August 29, 2008	113.125%
November 28, 2008	115.000%

➢	The “3-Month USD LIBOR” is the offered rate (British Banker Association) for deposits in U.S. dollars for a period of three months commencing on the relevant date that appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on such date. If the 3-Month USD LIBOR Rate cannot be determined on such date as described above, then the 3-Month USD LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the relevant date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on such date and in a representative amount. The Calculation

Specific Terms of the Notes

Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR Rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR Rate for such date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m., in New York, New York, on such date, by three major banks selected by the Calculation Agent, beginning on such date and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR Rate will be determined by the Calculation Agent in its sole and absolute discretion.

Maturity Date

The maturity date will be November 28, 2008.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under “–Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer–Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer–Modification and Waiver of Covenants.”

Default Amount

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of a majority in principal amount of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If the holders of a majority in principal amount of the notes obtain such quotation, they must notify us in writing of such quotation. Conversely, if we obtain such quotation, we must notify the holders of the notes in writing of such quotation. The amount referred to in the first bullet point above will equal the lowest–or, if there is only one, the only–quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation

Specific Terms of the Notes

may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of Debt Securities We May Offer–Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, unless such day falls in the next calendar month, in which case the payment date will be the first preceding day that is a business day.

For purposes of determining the 3-Month USD LIBOR Rate, a “business day” will exclude any day that is a day on which dealings in deposits in U.S. dollars are not transacted, or with respect to any future date are expected not to be transacted, in the London interbank market.

Role of Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations

Specific Terms of the Notes

regarding business days, the default amount, the 3-Month USD LIBOR Rate and the redemption amount payable. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, sales and making of U.S. dollar deposits in London, or other transactions linked to changes in interest rates (including U.S. dollar LIBOR rates) both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	execute or terminate interest rate swap and option transactions;

•	acquire or dispose of U.S. dollar deposits in the London interbank market;

•	take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including U.S. dollar LIBOR rates); or

•	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Risk Factors” on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

For the period ended	June 30, 2006 (unaudited)		September 30, 2006 (unaudited)

	CHF	USD	CHF	USD
	(in millions)	(in millions)	(in millions)	(in millions)

Debt
Short Term Debt Issued (1)	134,790	107,744	153,500	122,700
Long Term Debt Issued (1)	152,455	121,865	157,851	126,178
Total Debt Issued (1)	287,245	229,609	311,351	248,878
Minority Interest (2)	6,061	4,845	6,300	5,036
Shareholders’ Equity	45,465	36,342	48,403	38,691

Total Capitalization	338,771	270,796	366,054	292,604

CHF amounts have been translated into USD at the rate of CHF 1 = $0.79935(3)

(1)	Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on remaining maturities (split in short and long term is available only quarterly).
(2)	Includes Trust preferred securities.
(3)	USD-amounts of prior periods will be adjusted back to the current rate.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at the issue price and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	an insurance company;

•	a tax-exempt entity;

•	a dealer in securities or foreign currencies;

•	a regulated investment company;

•	a real estate investment trust;

•	a person holding the notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a U.S. Holder if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to the United States federal income taxation regardless of its source.

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the following discussion assumes this treatment. Under this treatment, the notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as set forth below.

Certain United States Federal Income Tax Consequences

We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We have determined the “comparable yield” to be an annual rate of 4.90%, compounded semi-annually. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a schedule of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. We intend to treat the “projected payment schedule” as consisting of a single projected amount due at maturity. Based on our determination of the comparable yield, the projected amount due at maturity per $1,000 note is $1,101.66. Neither the “comparable yield” nor the “projected payment schedule” constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use the final comparable yield and projected payment schedule in determining interest accruals in respect of a note, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (the “IRS”). Regardless of your accounting method, you generally will be required to accrue interest income on the notes at the comparable yield. Based on our determination of the comparable yield and the projected payment schedule as set forth above and assuming the use of semi-annual accrual periods, the amount of OID that will be deemed to have accrued with respect to $1,000 principal amount of the notes during each calendar year is: $4.22 in 2006, $49.81 in 2007 and $47.63 in 2008.

Upon a sale, exchange or retirement of a note (including at its maturity), you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the note. Your tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note. You generally will treat any gain as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions, and then as a capital loss.

Losses recognized as described above are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Special rules will apply if the additional amount payable at maturity becomes fixed more than six months prior to maturity. For this purpose, a payment will be treated as fixed if all contingencies with respect to it become remote or incidental within the meaning of the applicable Treasury regulations. Generally, in this case you would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment at maturity in a reasonable manner over the remaining term of the notes. Your tax basis in the notes and the character of any gain or loss on the sale of the note would also be affected. You should consult your tax adviser concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

There will be no withholding tax on interest on the notes; provided that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

Any gain realized on the sale or exchange of a note will be exempt from U.S. federal withholding tax, but may be subject to U.S. federal income tax if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met or if such gain is effectively connected with your

Certain United States Federal Income Tax Consequences

U.S. trade or business, as discussed below. A Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of disposition is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

If you are engaged in a trade or business in the United States and if income or gain from the notes is effectively connected with your conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder, except that, in lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

If you are a U.S. Holder, OID accrued by you on a note and payment of the proceeds received from a sale, exchange or other disposition (including the payment at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and will also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number). If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from information reporting with respect to payment of the proceeds received from a sale, exchange or other disposition of notes and from backup withholding; however, information reporting will generally apply with respect to OID accrued by you on a note (even if no withholding tax applies thereto).

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investments funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates, may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to ERISA Plans as well as certain individual retirement accounts and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”). The acquisition of the notes by any such Plan with respect to which we are a party in interest or disqualified person may constitute a prohibited transaction, unless an exemption applies or there is some other basis on which the purchase and holding of the notes is not prohibited. Section 408(b)(17) of ERISA and five prohibited transaction class exemptions issued by the Department of Labor might apply to exempt the purchase, sale and holding of the notes from the prohibited transaction provisions of ERISA and the Code. The class exemptions are Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment trusts), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

Accordingly, by acquiring the notes, each purchaser and subsequent transferee will be deemed to have represented and warranted on each day from and including the date of its acquisition of the notes through and including the date of its disposition of the notes that either (i) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee is exempt from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code pursuant to Section 408(b)(17) of the ERISA or PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or (iii) there is no basis on which the purchase and holding could constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

Although the foregoing fiduciary responsibility and prohibited transaction rules generally do not apply to governmental plans, as defined in Section 3(32) of ERISA, certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), similar rules may apply to such plans under other applicable laws or documents (“Similar Laws”). Accordingly, any party using the assets of a governmental plan, church plan or non-U.S. plan to acquire or hold the notes will be deemed to have represented and warranted on each day from and including the date of its acquisition of the notes through and including the date of its disposition of the notes that the purchase and holding of the notes by such plan does not constitute a non-exempt prohibited transaction under any laws or documents similar to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code.

The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus. Any person proposing to acquire notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and the fiduciary delegation issue described above. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to a Plan or other benefit plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plan investors generally or any particular Plan or other benefit plan investor, or that such an investment is appropriate for such plan investors generally or any particular Plan or other benefit plan investor.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be notes in an aggregate principal amount of $10,000 and in increments of $1,000 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at negotiated prices which may include a discount from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the last paragraph of the cover page of this prospectus supplement, which will be on or about the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Any notes purchased by any person for resale may not be offered in any jurisdiction in circumstances that would result in the Issuer being obliged to register any further prospectus or corresponding document relating to the notes in that jurisdiction.

For EEA jurisdictions (EU member states plus Norway, Iceland and Liechtenstein) that have implemented Directive 2003/71/EC, including any relevant implementing measure in each such member state (the “EU Prospectus Directive”), the prospectus supplement and the prospectus for these notes DO NOT QUALIFY as a prospectus published in accordance with the requirements of the EU Prospectus Directive. Unless and until a prospectus has been published in accordance with the requirements of the EU Prospectus Directive, these notes may not be offered or sold in EEA jurisdictions that have implemented the EU Prospectus Directive other than (1) in minimum denominations of, or total consideration per investor of at least, EUR 50,000 (or equivalent in other currencies) or (2) only to Qualified Investors; and/or (aggregated for all distributors) to less than 100 offerees that are not Qualified Investors per EEA jurisdiction. A “Qualified Investor” is a legal entity that (i) is authorized or regulated to operate in the financial markets or has the sole purpose to invest in securities; or (ii) meets two of the following three criteria (as shown in its last annual or consolidate accounts): (a) an average number of at least 250 employees during the last financial year; (b) a total balance sheet of more than EUR 43,000,000; and (c) an annual net turnover of more than EUR 50,000,000.

For EEA jurisdictions that have not implemented the EU Prospectus Directive, sales in such jurisdictions must be in compliance with the law of that jurisdiction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date othe rthan the date on the front of the document.

TABLE OF CONTENTS
	Page	2-Year Fully Principal
Prospectus Supplement		Protected Auto Call Notes

Prospectus Supplement Summary	S-2	UBS AG $955,000 Auto Call Senior Notes due
Risk Factors	S-8	November 28, 2008, Linked To The 3-Month
Value of the Notes	S-12	USD LIBOR Rate
Specific Terms of the Notes	S-13
Use of Proceeds and Hedging	S-17
Capitalization of UBS	S-18
Certain United States Federal Income Tax
Consequences	S-19
ERISA Considerations	S-22
Supplemental Plan of Distribution	S-23

Prospectus
Introduction	3	Prospectus Supplement
Cautionary Note Regarding Forward
Looking Information	5
Incorporation of Information About		November 22, 2006
UBS AG	7	(To Prospectus dated March 27, 2006)
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against
UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May
Offer	14	UBS Investment Bank
Description of Warrants We May Offer	36	UBS Financial Services Inc.
Legal Ownership and Book-Entry
Issuance	53
Considerations Relating to Indexed
Securities	59
Considerations Relating to Securities Denominated or
Payable in or Linked
to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82